Exhibit (d)(10)
Execution Copy

PROSPER MARKETPLACE, INC.

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

May 1, 2014

i

EXHIBITS

A	Schedule of Investors
B	Amended and Restated Certificate of Incorporation
C	Amended and Restated Investors’ Rights Agreement
D	Amended and Restated Voting Agreement
E	Amended and Restated Right of First Refusal and Co-Sale Agreement
F	Schedule of Exceptions
G	Compliance Certificate
H	Secretary’s Certificate
I-1	Opinion of Covington & Burling LLP
I-2	Opinion of General Counsel of the Company
J	Management Rights Agreement
K	Director Indemnification Agreement

ii

PROSPER MARKETPLACE, INC.

SERIES C PREFERRED STOCK PURCHASE AGREEMENT

This Series C Preferred Stock Purchase Agreement (this “Agreement”) is made as of May 1, 2014, by and among Prosper Marketplace, Inc., a Delaware corporation (the “Company”), and the persons and entities (each, an “Investor” and collectively, the “Investors”) listed on the Schedule of Investors attached hereto as Exhibit A (the “Schedule of Investors”).

SECTION 1

Authorization, Sale and Issuance of Series C Preferred Stock.

1.1 Authorization. The Company shall, prior to the Initial Closing (as defined below), authorize the sale and issuance of (a) up to 4,880,954 shares (the “Shares”) of the Company’s Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred”), having the rights, privileges, preferences and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, in substantially the form attached hereto as Exhibit B (the “Restated Certificate”) and (b) the reservation of shares of Common Stock for issuance upon conversion of the Shares (the “Conversion Shares”).

1.2 Sale and Issuance of Shares. Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell or issue to each Investor, the number of Shares set forth opposite such Investor’s name on the Schedule of Investors, at a purchase price in cash of $14.356821052 per share (the “Purchase Price”). The Company’s agreement with each Investor is a separate agreement, and the sale and issuance of the Shares to each Investor is a separate sale and issuance.

SECTION 2

Closing Dates and Delivery.

2.1 Closing and Subsequent Closings.

(a) The purchase, sale, and issuance of the Shares shall take place at one or more Closings. The purchase, sale, and issuance of the Shares to the Investors listed on Exhibit A hereto shall take place at the initial Closing (the “Initial Closing”) at the offices of Covington & Burling LLP, One Front Street, San Francisco, California, at 10:00 a.m. local time on May 15, 2014, or such other date as the Company and Investors representing a majority of the Shares to be sold in the Initial Closing shall agree.

(b) If less than all of the Shares are sold and issued at the Initial Closing then, subject to the terms and conditions of this Agreement, the Company may sell and issue at one or more subsequent closings (each, a “Subsequent Closing” and, together with the Initial Closing, a “Closing”), within 30 days after the Initial Closing, up to the balance of the unissued Shares at the Purchase Price to such persons or entities as may be approved by the Company.

(c) Any sale and issuance of Shares in a Subsequent Closing shall be on the same terms and conditions as those contained herein, and any persons or entities purchasing such Shares shall, upon execution and delivery of the relevant signature pages, become parties to, and be bound by, this Agreement, the Amended and Restated Investors’ Rights Agreement in substantially the form attached hereto as Exhibit C (the “Rights Agreement”), the Amended and Restated Voting Agreement in substantially the form attached hereto as Exhibit D (the “Voting Agreement”), and the Amended and Restated Right of First Refusal and Co-Sale Agreement in substantially the form attached hereto as Exhibit E (the “Co-Sale Agreement,” and together with this Agreement, the Voting Agreement and the Rights Agreement, the “Agreements”), without the need for an amendment to any of the Agreements except to add such person’s or entity’s name to the appropriate exhibit to such Agreements and to append their signature page thereto, and shall have the rights and obligations hereunder and thereunder, in each case as of the date of the applicable Subsequent Closing. Each Subsequent Closing shall take place at such date, time and place as shall be approved by the Company and the Investors representing a majority of the Shares to be sold in such Subsequent Closing.

(d) Immediately after each Closing, the Schedule of Investors shall be amended to list the Investors purchasing Shares hereunder and the number and type of Shares issued to each Investor hereunder at each such Closing. The Company shall furnish to each Investor copies of the amendments to the Schedule of Investors referred to in the preceding sentence.

2.2 Delivery. At each Closing, the Company shall deliver to each Investor in such Closing a certificate registered in such Investor’s name, representing the number of Shares that such Investor is purchasing in such Closing, against payment of the purchase price therefor as set forth in the column designated “Purchase Price” opposite such Investor’s name on the Schedule of Investors, by (a) check payable to the Company, (b) wire transfer in accordance with the Company’s instructions or (c) any combination of the foregoing.

SECTION 3

Representations, Warranties and Covenants of the Company.

A Schedule of Exceptions, attached hereto as Exhibit F (each, a “Schedule of Exceptions”) shall be delivered to the Investors in connection with each Closing. As used herein, “knowledge” including the phrase “to the Company’s knowledge” or “knowledge of the Company,” shall mean the actual knowledge of the Company’s Executive Chairman, Chief Executive Officer and President. Except as set forth on the Schedule of Exceptions delivered to the Investor at the applicable Closing, the Company (on behalf of itself) hereby represents and warrants as of the date of this Agreement to the Investors as follows:

3.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Prosper Funding LLC (the “Subsidiary”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company and its Subsidiary have the requisite corporate or limited liability company power and authority to own and operate their respective properties and assets and to carry on their respective businesses as presently conducted and as proposed to be conducted. The Company has the requisite corporate power and authority to execute and deliver the Agreements (as defined herein), to issue and sell the Shares and the Conversion Shares and to perform its obligations pursuant to the Agreements and the Restated Certificate. The Company and its Subsidiary are presently qualified to do business as a foreign corporation in each jurisdiction where the failure to be so qualified could reasonably be expected to have a material adverse effect on the assets, properties, condition (financial or otherwise), results of operations, or business of the Company and its Subsidiary, taken as a whole, as presently conducted (a “Material Adverse Effect”).

3.2 Subsidiaries. The Subsidiary is the Company’s only subsidiary. The Company is not a participant in any joint venture, partnership or similar arrangement. Section 3.2 of the Schedule of Exceptions sets forth the authorized capitalization, and the number of issued and outstanding equity interests, of the Subsidiary. All of the issued and outstanding equity interests of the Subsidiary have been duly and validly authorized and are duly and validly issued, fully paid and non-assessable, and none of them have been issued in violation of preemptive or similar rights.

3.3 Capitalization.

(a) Immediately prior to the Initial Closing, the authorized capital stock of the Company will consist of 47,928,883 shares of Common Stock, of which 13,840,624 shares are issued and outstanding and 32,155,022 shares of Preferred Stock, of which (A) 13,868,152 shares have been designated as Series A Preferred Stock (the “Series A Preferred”), all of which are issued and outstanding; (B) 5,117,182 shares have been designated as Series A-1 Preferred Stock (the “Series A-1 Preferred”), all of which are issued and outstanding; (C) 8,288,734 shares have been designated as Series B Preferred Stock (the “Series B Preferred”), all of which are issued and outstanding; and (D) 4,880,954 shares have been designated as Series C Preferred Stock (the “Series C Preferred”), none of which are issued and outstanding. The Common Stock, the Series A Preferred, the Series A-1 Preferred, the Series B Preferred and the Series C Preferred shall have the rights, preferences, privileges and restrictions set forth in the Restated Certificate.

(b) The outstanding shares have been duly authorized and validly issued in compliance with applicable laws, and are fully paid and nonassessable.

(c) The Company has reserved:

(i) the Shares for issuance pursuant to this Agreement;

(ii) 13,868,152 shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the Series A Preferred Shares;

(iii) 5 shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the Series A-1 Preferred Shares;

(iv) 8,288,734 shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the Series B Preferred Shares;

(v) 4,880,954 shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon conversion of the Series C Preferred Shares;

(vi) 218,810 shares of Common Stock (as may be adjusted in accordance with the provisions of the Restated Certificate) for issuance upon exercise of certain outstanding warrants; and

(vii) Effective as of the Initial Closing, 14,195,255 shares of Common Stock authorized for issuance to employees, consultants and directors pursuant to its Amended and Restated 2005 Stock Plan, under which: (i) options to purchase 4,392,993 shares are issued and outstanding as of the date of this Agreement; and (ii) 834,402 shares remain available for future issuance to officers, directors, employees and consultants of the Company as of the date of this Agreement, which number shall be increased by 1,560,464 shares of Common Stock as of the Initial Closing.

(d) The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement will be validly issued, fully paid and nonassessable. The Conversion Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement, the Restated Certificate and applicable law, will be validly issued, fully paid and nonassessable. The Shares and the Conversion Shares will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Investors; provided, however, that the Shares and the Conversion Shares are subject to restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein and in the Rights Agreement. Except as set forth in the Agreements, the Shares and the Conversion Shares are not subject to any preemptive rights or rights of first refusal.

(e) Except for the warrants specified in Section 3.3(c)(vi) and the conversion privileges of the Series A Preferred, the Series A-1 Preferred, the Series B Preferred and the Series C Preferred, and the rights provided pursuant to the Agreements, there are no options, warrants or other rights (including conversion or preemptive rights) or agreements to purchase or redeem any of the Company’s authorized and unissued capital stock or any of its Subsidiary’s equity interests.

(f) All outstanding securities of the Company, including, without limitation, all outstanding shares of the capital stock of the Company, all shares of the capital stock of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue, are subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering of the Company’s securities pursuant to a registration statement filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in a form similar to that in Section 2.10 of the Rights Agreement.

(g) No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of the occurrence of any event.

(h) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the knowledge of the Company, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any individual, corporation, partnership, trust, limited liability company, association or other entity listed in the first paragraph of Rule 506(d)(1).

3.4 Authorization. All corporate action on the part of the Company and its directors, officers and stockholders necessary for the authorization, execution and delivery of the Agreements by the Company, the authorization, sale, issuance and delivery of the Shares and the Conversion Shares, and the performance of all of the Company’s obligations under the Agreements has been taken or will be taken prior to the Closing. The Agreements, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except (a) as limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, (b) as limited by rules of law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity and (c) to the extent the indemnification provisions contained in the Rights Agreement may further be limited by applicable laws and principles of public policy.

3.5 Intellectual Property.

(a) The Company has provided a complete and accurate list to the Investors or their counsel, together with registration or application numbers, jurisdictions and filing or issuance dates, as applicable, of all United States and foreign applications and registrations for Intellectual Property owned by the Company or its Subsidiary (“Company Registered IP”). As used herein, “Intellectual Property” means all patents and applications thereof, including without limitation all continuations, continuations-in-part, divisionals, trademarks and applications thereof, service marks, trade names, copyrights and applications thereof, Internet domain names and registrations thereof, trade secrets, and similar proprietary rights. The Company or its Subsidiary is the exclusive owner of all right, title and interest in and to (free and clear of all liens), the Company Registered IP. The Company has provided to counsel to the Investors correct and complete copies of all the Company Registered IP and all the licenses, agreements and permissions (each as amended to date) relating to the Company IP (as defined below) to which the Company or its Subsidiary is a party (except for those licenses, agreements and permissions that the Company or its Subsidiary is prohibited from disclosing to the Investors by governmental authorities), and has provided to counsel to the Investors correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each item of Company Registered IP.

(b) The Company or its Subsidiary owns or possesses all material Intellectual Property, licenses (software or otherwise), information, processes and similar proprietary rights necessary to the business of the Company and its Subsidiary as presently conducted (collectively, “Company IP”). To the knowledge of the Company, no third party is infringing upon, misappropriating, violating, or using in an unauthorized manner any Company IP owned by the Company or its Subsidiary. To the knowledge of the Company, no Company IP is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company or its Subsidiary.

(c) There are no outstanding options, licenses or agreements relating to the Company IP owned by the Company or its Subsidiary. Neither the Company nor its Subsidiary is bound by or a party to any material options, licenses or agreements with respect to the Intellectual Property of any other person or entity.

(d) To the knowledge of the Company, neither the conduct of the Company’s or its Subsidiary’s business as presently conducted, nor the Company’s or its Subsidiary’s exercise of the Company’s or its Subsidiary’s rights in Company IP, infringe upon, misappropriate, violate, or constitute the unauthorized use of any Intellectual Property rights of any third party. Neither the Company nor its Subsidiary is now, and neither the Company nor its Subsidiary has been, a defendant in any action, suit, investigation or proceeding relating to, and neither the Company nor its Subsidiary has otherwise been notified of, any written or verbal communication alleging that the Company or its Subsidiary has violated any of the Intellectual Property of any other person or entity.

(e) Neither the Company nor its Subsidiary is aware that any of their respective employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company and its Subsidiary or that would conflict with the Company’s or its Subsidiary’s business as presently conducted or as proposed to be conducted. Neither the execution nor delivery of this Agreement or the other Agreements, nor the carrying on of the Company’s or its Subsidiary’s business by the employees of the Company or its Subsidiary, nor the conduct of the Company’s or its Subsidiary’s business as proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by the Company or its Subsidiary, as applicable.

3.6 Proprietary Information and Inventions Agreements. Each current and former employee, consultant or other service provider and officer of the Company and its Subsidiary have executed an at will employment, confidential information, invention assignment and arbitration agreement or a consultant proprietary information nondisclosure agreement, as applicable, in substantially the forms provided to Investors and the Company is not aware of any violations thereof.

3.7 Title to Properties and Assets; Liens. Each of the Company and its Subsidiary has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no material mortgage, pledge, lien, lease, encumbrance or charge, other than (a) liens for current taxes not yet due and payable, (b) liens imposed by law and incurred in the ordinary course of business for obligations not past due, and (c) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation. With respect to the property and assets the Company or its Subsidiary leases, each of the Company and its Subsidiary, as applicable, are in compliance with such leases in all material respects and, to the Company’s knowledge, the Company or its Subsidiary, as applicable, has a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (a)-(b) above.

3.8 Compliance with Other Instruments. Neither the Company nor its Subsidiary is in violation of any material term of its certificate of incorporation, certificate of formation, Bylaws or similar charter documents, each as amended to date, or, to the Company’s knowledge, in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment, order or decree to which it is party or by which it is bound which would have a Material Adverse Effect. Neither the Company nor its Subsidiary is in material violation of any federal or state statute, rule or regulation applicable to the Company or its Subsidiary, as applicable, or the Company’s or its Subsidiary’s business as currently conducted and as proposed to be conducted. The execution and delivery of the Agreements by the Company, the performance by the Company of its obligations pursuant to the Agreements, and the issuance of the Shares and the Conversion Shares, will not result in any material violation of, or materially conflict with, or constitute a material default under, the Company’s Restated Certificate or Bylaws or similar charter documents of its Subsidiary, or any of the Company’s or its Subsidiary’s agreements, nor, to the Company’s knowledge, result in the creation of any material mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or its Subsidiary.

3.9 Agreements; Action.

(a) Except for the Agreements and agreements between the Company and its employees with respect to sales of the Company’s Common Stock, there are no agreements, understandings or proposed transactions between the Company or its Subsidiary and any of their respective officers, directors, affiliates, or any affiliate thereof.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or its Subsidiary is a party or by which either is bound that may involve (i) obligations (contingent or otherwise) of, or payments by the Company or its Subsidiary in excess of, $75,000 other than in the ordinary course of the Company’s or its Subsidiary’s business, or (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or its Subsidiary, or (iii) the granting of any rights affecting the development, manufacture, licensing, marketing, sale or distribution of the Company’s or its Subsidiary’s products or services or (iv) indemnification by the Company or its Subsidiary with respect to infringements of proprietary rights.

(c) Neither the Company nor its Subsidiary has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $75,000 or, in the case of indebtedness and/or liabilities individually less than $75,000, in excess of $150,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) Neither the Company nor its Subsidiary has entered into any letter of intent, memorandum of understanding or other similar document in the past three months (i) with any representative of any corporation or corporations regarding the merger of the Company or its Subsidiary with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or its Subsidiary or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company or its Subsidiary would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company or its Subsidiary.

For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company or its Subsidiary have reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

3.10 Litigation. There are no actions, suits, proceedings, investigations or governmental inquiries pending against the Company, its Subsidiary or either of their properties or otherwise relating to the business of the Company or its Subsidiary (nor has the Company or its Subsidiary received notice of any threat thereof) that would reasonably be expected to result in liability of the Company or its Subsidiary in excess of $100,000. Neither the Company nor its Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or its Subsidiary currently pending or that the Company or its Subsidiary intend to initiate.

3.11 Governmental Consent. No consent, approval, order or authorization of or designation, registration, qualification, declaration or filing with any governmental authority on the part of the Company or its Subsidiary is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Shares and the Conversion Shares, or the consummation of any other transaction contemplated by this Agreement, except (i) filing of the Restated Certificate with the office of the Secretary of State of the State of Delaware, (ii) the filing of such notices as may be required under the Act, (iii) such filings as may be required under applicable state securities laws and (iv) as may be required under state lending and collection laws.

3.12 Permits; Compliance with Law. The Company and its Subsidiary have all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by them. Neither the Company nor its Subsidiary is in default under any of such franchises, permits, licenses or other similar authority.

3.13 Offering. Subject in part to the accuracy of the Investors’ representations and warranties in Section 4 of this Agreement, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement and the issuance of the Conversion Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and any applicable state securities laws, and neither the Company, its Subsidiary nor any authorized agent acting on behalf of either of the Company or its Subsidiary will take any action hereafter that would cause the loss of such exemption.

3.14 Registration and Voting Rights. Except as set forth in the Rights Agreement, neither the Company nor its Subsidiary is presently under any obligation, and neither of the Company nor its Subsidiary has granted any rights, to register under the Securities Act any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

3.15 Brokers or Finders. Neither the Company nor its Subsidiary have incurred, and neither will incur, directly or indirectly, as a result of any action taken by the Company or its Subsdiairy, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby.

3.16 Tax Returns and Payments. The Company and its Subsidiary have each timely filed all tax returns required to be filed by it with appropriate federal, state and local governmental agencies. These returns and reports are true and correct in all material respects. All taxes shown to be due and payable on such returns, any assessments imposed, and, to the Company’s knowledge, all other taxes due and payable by the Company or its Subsidiary have been paid or will be paid prior to the time they become delinquent. Neither the Company nor its Subsidiary have been advised in writing (i) that any of their returns have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to their federal, state or local taxes. The Company has not elected pursuant to the Code to be treated as a Subchapter S corporation or a collapsible corporation pursuant to Section 1362(a) or Section 341(f) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the Company or its Subsidiary, either of their financial condition, their business as presently conducted or proposed to be conducted or any of their respective properties or material assets. The Company and its Subsidiary, as applicable, have withheld or collected from each payment made to each of their employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

3.17 Employee Benefit Plans. Neither Company nor its Subsidiary have any Employee Benefit Plan, as defined in the Employee Retirement Income Security Act of 1974.

3.18 Insurance. The Company and its Subsidiary have in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow the Company and its Subsidiary to replace any of their respective properties that might be damaged or destroyed.

3.19 Financial Statements. The Company has delivered to each Investor the audited financial statements (balance sheet and income and cash flow statements, including notes thereto) of the Company and its consolidated Subsidiary at December 31, 2013 and audited financial statements (balance sheet and income and cash flow statements, including notes thereto) at December 31, 2012, in each case, for the fiscal years then ended (the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of the Company and its consolidated Subsidiary as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, neither the Company nor its Subsidiary have any material liabilities, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2013 (the “Financial Statement Date”), and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company and its Subsidiary. Except as disclosed in the Financial Statements, neither the Company nor its Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company and its Subsidiary maintain and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

3.20 Changes. Since the Financial Statement Date there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company or its Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, or business of the Company or its Subsidiary;

(c) any waiver by the Company or its Subsidiary of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or its Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company or its Subsidiary;

(e) any material change or amendment to a material contract or arrangement by which the Company or its Subsidiary or any of their respective assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or its Subsidiary;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company or its Subsidiary;

(h) any resignation or termination of employment of any key officer of the Company or its Subsidiary, and the Company does not know of the impending resignation or termination of employment of any such officer or key employee;

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or its Subsidiary;

(j) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or its Subsidiary, with respect to any of their respective material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or its Subsidiary’s ownership or use of such property or assets;

(k) any declaration, setting aside or payment or other distribution in respect of any of the Company’s or its Subsidiary’s capital stock or other equity interests, or any direct or indirect redemption, purchase or other acquisition of any of such stock or other equity interests by the Company or its Subsidiary;

(l) to the Company’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of the Company or its Subsidiary; or

(m) any agreement or commitment by the Company or its Subsidiary to do any of the things described in this Section 3.20.

3.21 Significant Customers and Suppliers. No customer or supplier that was of material significance to the Company or its Subsidiary during the period covered by the Financial Statements or that has been materially significant to the Company or its Subsidiary thereafter, has terminated, materially reduced or threatened in writing to terminate or materially reduce its purchases from or provision of products or services to the Company or its Subsidiary, as the case may be.

3.22 Related‑Party Transactions. No employee, officer, or director of the Company or its Subsidiary (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company or its Subsidiary, nor is the Company or its Subsidiary indebted (or committed to make loans or extend or guarantee credit) to any of them. To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or its Subsidiary is affiliated or with which the Company or its Subsidiary has a business relationship, or any firm or corporation that competes with the Company or its Subsidiary, except that employees, officers, or directors of the Company and its Subsidiary and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company or its Subsidiary. No Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company or its Subsidiary.

3.23 Employee Compensation. To the Company’s knowledge, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company or its Subsidiary, nor does the Company or its Subsidiary have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company and its Subsidiary is terminable at the will of the Company or its Subsidiary, as applicable. To its knowledge, the Company and its Subsidiary have complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment. Neither the Company nor its Subsidiary is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement.

3.24 Lending Compliance.

(a) Neither the Company nor its Subsidiary has acquired any ownership or control (as such term is defined pursuant to applicable laws, rules, regulations or other applicable official guidance) of a Banking Institution (as defined below) and does not otherwise directly or indirectly control any entity that is a Banking Institution or that directly or indirectly controls a Banking Institution. For purposes of this clause (a), “Banking Institution” means any direct or indirect interest in (i) any insured bank as defined in 12 U.S.C. § 1813(h), (ii) an institution organized under the laws of the United States, any State of the United States, the District of Columbia, any territory of the United States, Puerto Rico, Guam, American Samoa, or the U.S. Virgin Islands as a bank or that both (A) accepts demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others and (B) is engaged in the business of making commercial loans, (iii) a person or entity registered as a bank holding company with the Federal Reserve pursuant to 12 U.S.C. § 1842 and the regulations promulgated thereunder, (iv) a savings and loan association organized or chartered under the “Home Owners’ Loan Act of 1933”, as may from time to time be amended, or under the laws of any other state or nation, or (v) a person or entity registered as a savings and loan holding company.

(b) The Company and its Subsidiary are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), as applicable.

(c) The operations of the Company and its Subsidiary are and have been conducted at all times in compliance, in all material respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, federal or state money laundering statutes, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or federal or state governmental agency, authority or body or any arbitrator involving the Company or its Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d) Each of the Company and its Subsidiary are authorized to lend to borrowers in each state in which it currently lends to borrowers and has the requisite lending licenses, permits or registrations in each state wherein it conducts business which are necessary for the Company or its Subsidiary, as applicable, to conduct its business as presently conducted in such state.

(e) Neither the Company nor its Subsidiary has violated the Truth in Lending Act in any material respect (15 United States Code sections 1601 through 1666j).

(f) Neither the Company nor its Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

3.25 Minute Books. The minutes and stockholder consents of the Company and its Subsidiary as provided to the Investors each contain a complete summary of all meetings of directors and stockholders (or members, as applicable) since the time of incorporation (or formation, as applicable) and reflect all transactions referred to in such minutes and consents accurately in all material respects.

3.26 Financial Projections. The Company does not represent or warrant that it will achieve any financial projections provided to the Investors or achieve compliance with all regulatory requirements.

3.27 Disclosure. To the Company’s knowledge, the Agreements, the exhibits and schedules thereto, and all other certificates, agreements or other documents made or delivered by the Company or its representatives in connection with the Agreements and the exhibits or schedules, in each case, did not contain at the time made, or, if set forth in the Agreements, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. There is no fact which the Company has not disclosed to the Investors and their counsel and of which the Company is aware which materially and adversely affects or could materially and adversely affect the business, prospects, financial condition, operations, property or affairs of the Company.

3.28 FCPA. The Company represents that it shall not, and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any foreign official, in each case, in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall, and shall cause each of its subsidiaries and affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

3.29 Expansion of Stock Option Pool. As of immediately prior to the Initial Closing, the Company shall authorize for issuance under the Amended and Restated 2005 Stock Plan options to acquire an additional 1,560,464 shares of Common Stock.

SECTION 4

Representations, Warranties and Covenants of the Investors.

Each Investor hereby, severally and not jointly, represents and warrants to the Company as follows in Sections 4.1 through 4.14:

4.1 No Registration. Such Investor understands that the Shares and the Conversion Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

4.2 Investment Intent. Such Investor is acquiring the Shares and the Conversion Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. Such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares or the Conversion Shares.

4.3 Investment Experience. Such Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and acknowledges that such Investor, can protect its own interests. Such Investor has such knowledge and experience in financial and business matters so that such Investor is capable of evaluating the merits and risks of its investment in the Company.

4.4 Speculative Nature of Investment. Such Investor understands and acknowledges that the Company has a limited financial and operating history and that an investment in the Company is highly speculative and involves substantial risks. Such Investor can bear the economic risk of such Investor’s investment and is able, without impairing such Investor’s financial condition, to hold the Shares and the Conversion Shares for an indefinite period of time and to suffer a complete loss of such Investor’s investment.

4.5 Access to Data. Such Investor has had an opportunity to ask questions of, and receive answers from, the officers of the Company concerning the Agreements, the exhibits and schedules attached thereto and the transactions contemplated by the Agreements, as well as the Company’s business, management and financial affairs, which questions were answered to its satisfaction. Such Investor believes that it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Shares and the Conversion Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 of this Agreement or the right of the Investors to rely thereon.

4.6 Accredited Investor. The Investor is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act.

4.7 Residency. The residency of the Investor (or, in the case of a partnership or corporation, such entity’s principal place of business) is correctly set forth on the Schedule of Investors.

4.8 Rule 144. Such Investor acknowledges that the Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than six months after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations. Such Investor acknowledges and understands that notwithstanding any obligation under the Rights Agreement, the Company may not be satisfying the current public information requirement of Rule 144 at the time the Investor wishes to sell the Shares or the Conversion Shares, and that, in such event, the Investor may be precluded from selling such securities under Rule 144, even if the other requirements of Rule 144 have been satisfied. Such Investor acknowledges that, in the event all of the requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares or the underlying Common Stock. Such Investor understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.9 No Public Market. Such Investor understands and acknowledges that no public market now exists for any of the equity securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s equity securities.

4.10 Authorization.

(a) Such Investor has all requisite power and authority to execute and deliver the Agreements, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of the Agreements. All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Agreements, and the performance of all of the Investor’s obligations under the Agreements, has been taken or will be taken prior to the Closing.

(b) The Agreements, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable in accordance with their terms except: (i) to the extent that the indemnification provisions contained in the Rights Agreement may be limited by applicable law and principles of public policy, (ii) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (iii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

(c) No consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental authority or third person is required to be obtained by the Investor in connection with the execution and delivery of the Agreements by the Investor or the performance of the Investor’s obligations thereunder, except as may be required under state lending and collection laws in connection with the purchase and receipt of the Shares and the Conversion Shares.

4.11 Brokers or Finders. Such Investor has not engaged any brokers, finders or agents, and neither the Company nor any other Investor has, nor will, incur, directly or indirectly, as a result of any action taken by the Investor, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreements.

4.12 Tax Advisors. Such Investor has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Agreements. With respect to such matters, such Investor relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. The Investor understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by the Agreements.

4.13 Compliance with Laws. Such Investor is in mateiral compliance, to the extent applicable to such Investor, with the U.S. Bank Secrecy Act, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the Foreign Corrupt Practices Act of 1977, as amended, and has adopted policies and procedures reasonably designed to ensure its ongoing compliance with such laws, which policies and procedures are consistent in all material respects with generally accepted standards within such Investor’s industry for ensuring such compliance.

4.14 Legends. Such Investor understands and agrees that the certificates evidencing the Shares or the Conversion Shares, or any other securities issued in respect of the Shares or the Conversion Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required by the Rights Agreement or under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

SECTION 5

Conditions to Investors’ Obligations to Close.

Each Investor’s obligation to purchase the Shares at a Closing is subject to the fulfillment on or before such Closing of each of the following conditions, unless waived by the applicable Investor purchasing the Shares in such Closing:

5.1 Representations and Warranties. The representations and warranties made by the Company in Section 3 (as modified by the disclosures on the Schedule of Exceptions) shall be true and correct as of the date of this Agreement (except that representations and warranties that by their terms speak specifically as of another date shall be true and correct as of such date).

5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such Closing shall have been performed or complied with in all material respects.

5.3 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the offer and sale of the Shares and the Conversion Shares.

5.4 Restated Certificate. The Restated Certificate shall have been duly authorized, executed and filed with and accepted by the Secretary of State of the State of Delaware.

5.5 Rights Agreement. The Company and the Investors (each as defined in the Rights Agreement) shall have executed and delivered the Rights Agreement.

5.6 Voting Agreement. The Company and the Investors (each as defined in the Voting Agreement) shall have executed and delivered the Voting Agreement.

5.7 Co-Sale Agreement. The Company and the Investors (each as defined in the Co-Sale Agreement) shall have executed and delivered the Co-Sale Agreement.

5.8 Closing Deliverables. The Company shall have delivered to counsel to the Investors the following (except with respect to (d), which shall not be delivered to FS Venture Capital LLC):

(a) a certificate executed by the President or Chief Executive Officer of the Company on behalf of the Company, in substantially the form attached hereto as Exhibit G, certifying the satisfaction of the conditions to closing listed in Sections 5.1 and 5.2.

(b) a certificate of the Company executed by the Company’s Secretary, in substantially the form attached hereto as Exhibit H.

(c) with respect to the Initial Closing only, an opinion from Covington & Burling LLP, counsel to the Company, dated as of the Initial Closing, in substantially the form attached hereto as Exhibit I-1 and an opinion from the General Counsel of the Company, dated as of the Initial Closing, in substantially the form attached hereto as Exhibit I-2.

(d) a management rights letter to each Investor other than FS Venture Capital LLC, executed by the Company, in substantially the form attached hereto as Exhibit J (“Management Agreement”).

(e) Director Indemnification Agreements between the Corporation, on the one hand, and the Series C Designee (as defined in the Voting Agreement), on the other hand, in substantially the form attached hereto as Exhibit K.

SECTION 6

Conditions to Company’s Obligation to Close.

The Company’s obligation to sell and issue the Shares at each Closing is subject to the fulfillment on or before such Closing of the following conditions, unless waived by the Company:

6.1 Representations and Warranties. The representations and warranties made by the Investors in such Closing in Section 4 shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the date of such Closing.

6.2 Covenants. All covenants, agreements and conditions contained in the Agreements to be performed by Investors on or prior to the date of such Closing shall have been performed or complied with in all material respects as of the date of such Closing.

6.3 Compliance with Securities Laws. The Company shall be satisfied that the offer and sale of the Shares and the Conversion Shares shall be qualified or exempt from registration or qualification under all applicable federal and state securities laws.

6.4 Rights Agreement. The Company and the Investors (each as defined in the Rights Agreement) shall have executed and delivered the Rights Agreement.

6.5 Voting Agreement. The Company and the Investors (each as defined in the Voting Agreement) shall have executed and delivered the Voting Agreement.

6.6 Co-Sale Agreement. The Company and the Investors (each as defined in the Co-Sale Agreement) shall have executed and delivered the Co-Sale Agreement.

SECTION 7

Miscellaneous.

7.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investors holding at least a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that Investors purchasing shares in a Closing after the Initial Closing may become parties to this Agreement in accordance with Section 2.1 without any amendment of this Agreement pursuant to this Section 7.1 or any consent or approval of any other Investor. Any such amendment, waiver, discharge or termination effected in accordance with this Section 7.1 shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities. Each Investor acknowledges that by the operation of this Section 7.1, the holders of at least a majority of the Common Stock issued or issuable upon conversion of the Shares issued pursuant to this Agreement (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

7.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with a copy to Allison Spinner, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304, facsimile (650) 493-6811, aspinner@wsgr.com;

(b) if to any other holder of any Shares or Conversion Shares, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such Shares or Conversion Shares for which the Company has contact information in its records; and

(c) if to the Company, one copy should be sent to 101 Second Street, 15th Floor, San Francisco, CA 94105, facsimile (415) 362-7233, Attn: General Counsel, or at such other address as the Company shall have furnished to the Investors, with a copy to Bruce Deming, Covington & Burling LLP, One Front Street, San Francisco, CA 94111, facsimile: (415) 955-6551, bdeming@cov.com.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on the Schedule of Investors.

7.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California, without regard to principles of conflicts of law that would result in the application of any law other than the internal laws of the State of California.

7.4 Expenses. The Company and the Investors shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that if the Initial Closing is effected, the Company shall at the Initial Closing reimburse the reasonable documented fees of Wilson Sonsini Goodrich & Rosati, P.C., such amount not to exceed $50,000.

7.5 Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby for a period of one year following the Initial Closing.

7.6 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. For the purposes of this Section 7.6, “Affiliate” shall mean, with respect to any person or entity, any other person or entity that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such person or entity. For purposes of this Section 7.6, “control” shall mean, as to any person or entity, the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

7.7 Entire Agreement. This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

7.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

7.9 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court shall replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

7.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.11 Telecopy Execution and Delivery. A facsimile, telecopy, electronic (including pdf) or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile, electronic mail or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

7.12 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the City and County of San Francisco in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

7.13 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

(The remainder of this page is left intentionally blank.)

IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

PROSPER MARKETPLACE, INC.
a Delaware corporation

By:

Name:

Title:

[Signature Page to Series C Preferred Stock Purchase Agreement]

INVESTORS:

FRANCISCO PARTNERS III, L.P.

By:	FRANCISCO PARTNERS GP III, L.P., its General Partner

By:	FRANCISCO PARTNERS GP III MANAGEMENT, LLC, its General Partner

By:
Name:
Title:

[Signature Page to Series C Preferred Stock Purchase Agreement]

FRANCISCO PARTNERS PARALLEL FUND III, L.P.

By:	FRANCISCO PARTNERS GP III, L.P., its General Partner

By:	FRANCISCO PARTNERS GP III MANAGEMENT, LLC, its General Partner

By:
Name:
Title:

[Signature Page to Series C Preferred Stock Purchase Agreement]

Institutional Venture Partners XIV, L.P.

By:	Institutional Venture Management XIV LLC
Its:	General Partner

By:
Managing Director

[Signature Page to Series C Preferred Stock Purchase Agreement]

PHENOMEN VENTURES LP

By:	Phenomen Ventures Management
Its:	General Partner

Dmitry Falkovich, Director

[Signature Page to Series C Preferred Stock Purchase Agreement]

FS VENTURE CAPITAL LLC

By:
Name:	Raj Date
Title:	Managing Partner

[Signature Page to Series C Preferred Stock Purchase Agreement]

EXHIBIT A

Schedule of Investors

Investor	Number of Shares	Purchase Price in cash
FRANCISCO PARTNERS III, L.P. One Letterman Drive Building C, Suite 410 San Francisco, CA 94129	3,444,193	$49,447,662.57
Francisco Partners Parallel Fund III, L.P. One Letterman Drive Building C, Suite 410 San Francisco, CA 94129	38,472	$552,335.61
Institutional Venture Partners XIV, L.P. 3000 Sand Hill Road Building 2, Suite 250 Menlo Park, CA 94025	696,533	$9,999,999.64
PHENOMEN VENTURES LP a partnership with register number OG-066003 having its registered address at 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007	696,533	$9,999,999.64
FS Venture Capital LLC 1072 Thomas Jefferson Street NW Washington, DC 20007	5,223	$74,985.68
Total:	4,880,954	$70,074,983.14

EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

EXHIBIT C

AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT

EXHIBIT D

AMENDED AND RESTATED
VOTING AGREEMENT

EXHIBIT E

AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT F

PROSPER MARKETPLACE, INC.

SCHEDULE OF EXCEPTIONS
TO REPRESENTATIONS AND WARRANTIES

EXHIBIT G

COMPLIANCE CERTIFICATE

EXHIBIT H

SECRETARY’S CERTIFICATE

EXHIBIT I-1

OPINION OF COVINGTON & BURLING LLP

EXHIBIT I-2

OPINION OF GENERAL COUNSEL OF THE COMPANY

EXHIBIT J

MANAGEMENT RIGHTS AGREEMENT

EXHIBIT K

DIRECTOR INDEMNIFICATION AGREEMENT